Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 16, 2007, is made by and between First Community Corporation, a South Carolina corporation (the “Company”), First Community Bank, N.A., (the “Bank”), which is a wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and Michael C. Crapps, an individual resident of South Carolina (the “Executive”).

        The Employer presently employs the Executive as its President and Chief Executive Officer. The Employer recognizes that the Executive’s contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Executive to the Employer and will promote the best interests of the Employer and the Company’s shareholders. The Executive is willing to terminate his interests and rights under the existing employment agreement with the Bank and to continue to serve the Employer on the terms and conditions herein provided.

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Employment. The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as President and Chief Executive Officer of the Company and the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company’s or the Bank’s Bylaws or assigned by the Company’s or the Bank’s board of directors (collectively, the “Board”) from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

        2.     Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term of three years (the “Initial Term”). At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years; provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

        3.     Compensation and Benefits.

                 (a)    As of January 16, 2007, the Employer shall pay the Executive an initial annual base salary of $214,095. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

                 (b)    The Executive shall participate in the Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company.

                 (c)    The Executive shall participate in all retirement, health, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

                 (d)    The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Executive’s spouse and heirs and $1,500,000 payable to the Employer, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. The Employer shall require and pay the cost of an annual physical for the Executive.

                 (e)    The Employer shall obtain a membership in and pay the initiation fee for and the dues pertaining to an area country club mutually acceptable to the parties and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the President or Chief Executive Officer of the Employer and this Agreement remains in force.

                 (f)    The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer.

                 (g)    The Employer shall provide the Executive with annual paid time off (PTO), which includes sick leave, in accordance with the Employer’s Benefit policy, and which shall be taken in accordance with any banking rules or regulations governing PTO leave.

                 (h)    The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board of Directors. For purposes of this Agreement, a bonus shall not be deemed to be earned prior to the date it is actually paid to the Executive except to the extent that the Employer specifically provides otherwise in a writing delivered to the Executive.

        4.    Termination.

                 (a)    The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

                 (b)    The Agreement will be terminated upon the death of the Executive. In this event, the Executive’s estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested).

                 (c)    The Employer may terminate this Agreement upon the disability of the Executive for a period of 180 days which, in the opinion of the Board, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this

Agreement, a “disability” is defined as a physical or mental impairment that substantially limits one or more major life activities, and a “reasonable accommodation” is one that does not impose an undue hardship on the Employer. During the period of any incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet vested).

                 (d)    The Employer may terminate this Agreement for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

                 (e)    The Employer may terminate this Agreement without Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated without Cause under this provision, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for two years from the date of termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested).

                 (f)    The Executive may terminate this Agreement at any time by delivering a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

                 (g)    The Executive may terminate this Agreement for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control. If the Executive’s employment is terminated by the Executive pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i) the Employer shall pay the Executive in cash within fifteen days of the date of termination severance compensation in an amount equal to his then current annual base salary multiplied by three, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

(ii) for a period of two years, the Employer shall at its expense continue, on behalf of the Executive, the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.

The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits; and

(iii) the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

                 (h)    With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

                 (i)    In the event that the Executive’s employment is terminated for any reason, the Executive shall tender his resignation as a director of the Company and the Bank and effective as of the date of termination.

The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G. The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

        Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section

8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

        Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

        Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(m) shall not affect any vested rights of the parties hereto.

        Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

        5.    Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

        6.    Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        7.    Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

        8.    Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

        9.    Restrictive Covenants.

                 (a)    No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A)        solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. This restriction does not apply after a Change in Control.

                 (b)    No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. This restriction does not apply after a Change in Control.

                 (c)    Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has one or more offices or branches located in the Territory. [This restriction does not apply after a Change in Control.

                 (d)    Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

        10.   Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

         11.   Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

        12.   Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

        13.   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

        14.   Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

        15.   Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

        16.   Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4. If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

         17.   Certain Definitions.

                 (a)    “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

                 (b)    “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

                 (c)    “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

                 (e)    “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

(ii) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii) Consummation of: (i) a merger, consolidation, or reorganization involving the Company; (ii) a complete liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv) A notice of an application is filed with the South Carolina Board of Financial Institutions, the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, South Carolina Board of Financial Institutions, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

                 (e)    “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

                 (f)    “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within 90 days preceding the date of Change in Control or at any time thereafter;

(ii) a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

(iii) the Employer’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v) the insolvency or the filing (by any party, including the Company or the Bank) of a petition for bankruptcy of the Company or the Bank, which petition is not dismissed within sixty days;

(vi) any material breach by the Employer of any material provision of this Agreement;

(vii) any purported termination of the Executive’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(viii) the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

        Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

                 (g)    “Non-Control Transaction” shall mean a transaction described below:

(i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(ii) immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                 (h)    “Territory” shall mean a radius of 15 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

                 (i)    “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

         18.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION

ATTEST:
By: /s/ Robin D. Brown	By: /s/ Thomas C. Brown

Name: Robin D. Brown	Name: Thomas C. Brown

Title: Chairman HR

FIRST COMMUNITY BANK, N.A.

ATTEST:

By: /s/ Robin D. Brown	By: /s/ Thomas C. Brown

Name: Robin D. Brown	Name: Thomas C. Brown

Title: Chairman HR

EXECUTIVE

/s/ Michael C. Crapps
Michael C. Crapps